EXHIBIT 99.1


To:     All Media

Date:  February 27, 1996


FOR IMMEDIATE RELEASE


     Arrow Financial Corporation To Sell Remaining
Vermont Branches To Albank FSB, Vermont Trust
Operations To Vermont National Bank



     Glens Falls, New York, February 27, 1996 -
Michael F. Massiano, Chairman of Arrow Financial
Corporation, Glens Falls, New York, today announced that Arrow has signed two separate agreements for the sale of its remaining banking and trust operations in Vermont.

     Mr. Massiano and Herbert G. Chorbajian,
President of Albank Financial Corporation, Albany,
New York, announced the signing of a definitive agreement by Arrow and Albank for the purchase by Albank Financial's subsidiary, Albank FSB, of the remaining banking operations of Arrow's Vermont subsidiary, Green Mountain Bank, headquartered in Rutland, Vermont. The sale will involve all of Green Mountain's deposits at its six branches in western and southern Vermont, as well as loans and other assets.

      Also, Mr. Massiano and John D. "Rick"
Hashagen, President of Vermont National Bank,
Brattleboro, Vermont, jointly announced that Arrow and Vermont National have signed a definitive agreement for the purchase by Vermont National of the trust business of Green Mountain Bank.

     On June 1, 1995, Arrow announced an agreement to sell to Mascoma Savings Bank of Lebanon, New
Hampshire, Green Mountain Bank's eight branches located in eastern Vermont. The Mascoma sale was completed in January, while the Albank and Vermont
National Bank transactions are anticipated to close sometime in the third quarter. When that occurs, Arrow will have no remaining operations in Vermont.
Under Arrow's agreement with Albank, Green
Mountain Bank will transfer to Albank FSB all deposits, loans and other assets of GMB's six remaining branches, except for the building that serves as GMB's main office in Rutland, which Albank will not acquire, and the trust business, which is being sold to Vermont National. In the transaction, Albank will assume approximately $110 million in deposits, $112 million in net book value of loans and GMB's mortgage servicing operation for which Arrow will receive a seven and one-half percent premium on deposits assumed by ALBANK, or approximately $8.2 million.





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     Under the agreement with Vermont National
Bank, Arrow will sell the trust operations of Green Mountain Bank for in excess of $3 million.
Some of the purchase price will be withheld by Vermont National, to be payable later depending on certain post-closing developments.

     " Our decision to move out of Vermont was a logical one, in light of our determination to concentrate future growth efforts on our home area in New York State," said Mr. Massiano. "Every study we have conducted in the past couple of years on long-term profitability tells us that our efforts, and our shareholders' capital, will be better deployed by increasing our presence in our own region in upstate New York than by expanding in neighboring states. The arrival of nationwide banking actually has sent a contrary message to community banks like ours -- concentrate on becoming the best bank in your immediate area."

     Mr. Massiano stated that Arrow intends to proceed promptly together with Albank and Vermont
National Bank in obtaining all regulatory approvals, and expects to close both transactions simultaneously, in approximately six months.

     In addition, Mr. Massiano announced that the Board of Directors of Arrow has approved a stock repurchase program. Under the program, Arrow's management is authorized to repurchase from time to time during the next two years, at its discretion, up to $10 million of Arrow's outstanding common stock in the open market or privately negotiated transactions. Based on the recent sales price of Arrow stock, the $10 million repurchase amount would represent over 525,000 shares, or 9.3%, of the total number of shares currently outstanding.

     Mr. Massiano stated that the Board generally believes that Arrow's stock represents an attractive investment and such repurchases on an ongoing basis would be in the long term best interest of shareholders. He said that Arrow will continue to have more than adequate capital for anticipated needs.

     Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New
York.  Arrow's New York subsidiary banks are Glens
Falls National Bank and Trust Company and Saratoga
National Bank and Trust Company.













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